Exhibit 5.1

OPINION OF CARI ROBINSON, ESQ., EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL OF THE COMPANY, REGARDING THE LEGALITY OF THE SECURITIES BEING REGISTERED

June 8, 2021

Revlon, Inc.
One New York Plaza
New York, New York 10004

I am Executive Vice President and General Counsel of Revlon, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration thereunder of 2,000,000 additional shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), to be issued pursuant to or reserved for issuance under the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended (the “Plan”).

In connection with this opinion, I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of (i) the Plan; (ii) the Restated Certificate of Incorporation and the Second Amended and Restated By-Laws of the Company, in each case as amended through the date hereof; (iii) resolutions of the Board of Directors and resolutions of the compensation committee of the Company (whether in minutes or written consents) relating to the adoption of the Plan and the issuance of the Class A Common Stock pursuant to or reserved for issuance under the Plan; (iv) the proposals adopted by the stockholders of the Company relating to the Plan at the Company’s 2021 Annual Stockholders Meeting and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company.

I am admitted to the Bar in the State of New York and I do not express any opinion as to any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing, I am of the opinion that the 2,000,000 shares of Class A Common Stock that may be issued or delivered and sold under the Plan and covered by the Registration Statement have been duly authorized and, when issued or delivered and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable, provided that the consideration for such shares has a value not less than the par value thereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in or made part of the Registration Statement.   In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Cari Robinson
Cari Robinson Executive Vice President and General Counsel